UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.  )

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BEACON ROOFING SUPPLY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300
Herndon, Virginia 20170

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 12, 2019

To the shareholders of Beacon Roofing Supply, Inc.:

The 2019 Annual Meeting of Shareholders of Beacon Roofing Supply, Inc. (the “Company”) will be held at The Post Oak Hotel at Uptown Houston, 1600 West Loop South, Houston, TX 77027 on Tuesday, February 12, 2019, at 8:00 a.m. local time, for the purpose of considering and voting on the following matters:

(1)	Election of twelve members to our Board of Directors to hold office until the 2020 Annual Meeting of Shareholders or until their successors are duly elected and qualified (Proposal No. 1);
(2)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019 (Proposal No. 2);
(3)

To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3); and

(4)	The transaction of such other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

Although our Board of Directors intends to carefully consider the shareholder vote resulting from Proposal No. 3, that final vote will not be binding on us and is advisory in nature. All holders of record of shares of Beacon Roofing Supply, Inc. stock (Nasdaq:BECN) at the close of business on December 18, 2018 are entitled to receive notice of the meeting and to vote at the meeting. Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting.

Whether or not you expect to be present, please vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

ROSS D. COOPER, Secretary

Herndon, Virginia

January 10, 2019

This is an important meeting and all shareholders are invited to attend the meeting in person. Those shareholders who are unable to attend are respectfully urged to vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on February 12, 2019: This proxy statement and the fiscal year 2018 Annual Report are also available at www.proxydocs.com/BECN.

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

PROXY STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $.01 per share, for use at our 2019 Annual Meeting of Shareholders to be held at The Post Oak Hotel at Uptown Houston, 1600 West Loop South, Houston, TX 77027 on Tuesday, February 12, 2019, at 8:00 a.m. local time or at any adjournment(s) or postponement(s) of the annual meeting.

This proxy statement and the enclosed form of proxy are being mailed on or about January 10, 2019 to shareholders of record as of December 18, 2018. Shareholders should review the information provided in this proxy statement in conjunction with our 2018 Annual Report that accompanies this proxy statement. In this proxy statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” This proxy statement and the 2018 Annual Report are also available to be viewed and downloaded at www.proxydocs.com/BECN.

Our principal executive offices are located at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

i

ABOUT THE MEETING

What is the date, time and place of the annual meeting?

The Beacon Roofing Supply, Inc. 2019 Annual Meeting of Shareholders will be held on Tuesday, February 12, 2019, beginning at 8:00 a.m., local time, at The Post Oak Hotel at Uptown Houston, 1600 West Loop South, Houston, TX 77027.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of 1) election of directors; 2) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019; 3) approval of the compensation of our named executive officers on a non-binding, advisory basis; and 4) any other matters that properly come before the meeting.

Who is entitled to vote at the meeting?

Shareholders of record of our common stock and our Series A Cumulative Participating Preferred Stock (the “Preferred Stock”) at the close of business on December 18, 2018, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 68,356,181 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting. In addition, as of the record date, there were 400,000 shares of Preferred Stock outstanding, all of which are entitled to be voted at the annual meeting. The Preferred Stock is entitled to vote together with the common stock as a single class on each matter to come before the annual meeting, with a number of votes based on the number of shares of common stock into which the Preferred Stock is convertible as of the record date. Accordingly, the 400,000 shares of preferred stock are entitled to a total of 9,694,619 votes. As a result, a total of 78,050,800 votes are eligible to be cast at the annual meeting based on the number of outstanding shares of common stock and Preferred Stock as of the record date.

A list of our shareholders will be available at our headquarters at 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

What are the voting rights of the holders of our common stock and Preferred Stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to shareholders for approval. The holder of the Preferred Stock is entitled to an aggregate of 9,694,619 votes on each matter submitted to the shareholders for approval, based on the aggregate number of shares of common stock into which the Preferred Stock is convertible as of the record date.

Are there any requirements on how the holder of Preferred Stock must vote?

Pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions”, the holder of the Preferred Stock has agreed to vote in favor of each director nominated and recommended by the board for election at the annual meeting. The holder is entitled to vote in its discretion on the other proposals described in this proxy statement.

Who can attend the meeting?

All of our shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock and Preferred Stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business.

What vote is required to approve each item?

The election of the twelve director nominees named in this proxy statement requires the affirmative vote of shares of common stock and Preferred Stock, voting together as a single class, representing a plurality of the votes cast for such election at the annual meeting. This means that the twelve nominees will be elected if they receive more “for” votes than any other person. “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of the nominees.

Ratification of the selection of Ernst & Young LLP and approval of the compensation of our named executive officers requires the affirmative vote of shares of common stock and Preferred Stock, voting together as a single class, representing a majority of votes cast on such proposal at the annual meeting (meaning that that number of shares voted “for” such proposal exceeds the number of shares voted “against” such proposal.) Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the vote for these proposals.

Although our Board of Directors intends to carefully consider the shareholder vote on the compensation of our named executive officers, that vote will not be binding on us and is advisory in nature.

The inspector of election for the annual meeting shall determine the number of shares of common stock and Preferred Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. If less than a majority of the combined voting power of the outstanding shares of common stock and Preferred Stock is represented at the annual meeting, the holders of shares representing a majority of the voting power so represented may adjourn the annual meeting from time to time without further notice.

What are the Board’s recommendations?

As more fully discussed under Summary of Business Matters to be Voted On, our Board of Directors recommends a vote FOR the election of the respective nominees for director named in this proxy statement; FOR the ratification of the selection of Ernst & Young LLP; and FOR approval of the executive compensation.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the election of the respective nominees for director named in this proxy statement; (2) FOR the ratification of the selection of Ernst & Young LLP; (3) FOR the approval of the compensation of our named executive officers; and (4) in accordance with the recommendation of our Board of Directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by proxy over the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a participant in the Beacon stock fund under the Beacon 401(k) Profit Sharing Plan or a Beacon employee holding shares on the Solium Shareworks platform, you may furnish voting instructions over the Internet, by telephone, or by signing, dating and returning the enclosed proxy card. Voting instructions for each method are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the meeting, you can vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Can I change my vote after I return my proxy card?

Yes. The giving of a proxy does not eliminate the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, by filing a written revocation with our Secretary at our headquarters or by submitting a later dated proxy by telephone, over the Internet, or by mail.

Who pays for costs relating to the proxy materials and annual meeting?

The costs of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, e-mail, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

STOCK OWNERSHIP

Who are the largest owners of our stock? How many shares of stock do our directors and executive officers own?

The following table shows information regarding the beneficial ownership of our common stock and our Preferred Stock for the following:

•	Each shareholder known by us to beneficially own more than 5% of our common stock or our Preferred Stock;
•	Each of our directors;
•	Each executive officer named in the Summary Compensation Table in “Executive Compensation;” and
•	All directors and executive officers as a group.

	Common Stock Beneficially Owned(1)		Preferred Stock Beneficially Owned
Name and Address of Beneficial Owners	Shares	Percent	Shares	Percent
Shareholders owning more than 5% of our common stock:
CD&R Boulder Holdings, L.P.(2) c/o M&C Corporate Services Limited P.O. Box 309, Ugland House South Church Street George Town, Grand Cayman, KY1-1104 Cayman Islands, British West Indies	10,009,019	12.8%	400,000	100.0%
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, PA 19355	5,633,264	8.2%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	4,740,160	6.9%
Directors and named executive officers:
Robert R. Buck(5)	71,863	*
Paul M. Isabella(6)	370,263	*
Joseph M. Nowicki(7)	72,217	*
C. Eric Swank(8)	59,380	*
Christopher A. Harrison(9)	38,715	*
Carl T. Berquist(10)	16,225	*
Barbara G. Fast (11)	—	*
Richard W. Frost(12)	35,155	*
Alan Gershenhorn(13)	9,055	*
Philip W. Knisely(14)	13,831	*
Robert M. McLaughlin(15)	19,225	*
Neil S. Novich(16)	29,560	*
Stuart A. Randle(17)	41,330	*
Nathan K. Sleeper(18)	2,205	*
Douglas Young(19)	11,660	*
All directors and executive officers as a group (16 persons):	826,418	1.2%

*	Less than 1%
(1)

Except as noted otherwise, information concerning beneficial ownership of shares is as of December 31, 2018. Amounts include the number of shares beneficially owned as of that date, as well as the number of shares that such person has the right to acquire beneficial ownership of within 60 days thereafter. In addition, except as noted otherwise, all persons named as beneficial owners have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.
(2)

Based on share information for CD&R Boulder Holdings, L.P. (“CD&R Stockholder”) as of November 20, 2018, reported on Schedule 13D filed by them on November 21, 2018. CD&R Stockholder is the beneficial owner of 10,009,019 shares of common stock (the “Common Shares”), consisting of 314,400 shares of common stock plus 9,694,619 shares of common stock on an as-converted basis (based on the initial conversion price of $41.26, as adjusted), which are issuable upon conversion, at the option of the holder, of the 400,000 shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), that, as of December 31, 2018, are held directly by CD&R Stockholder. CD&R Investment Associates IX, Ltd. (“CD&R Holdings GP”), as the general partner of CD&R Stockholder, may be deemed to beneficially own the Preferred Stock and Common Shares in which CD&R Stockholder has beneficial ownership. CD&R Holdings GP expressly disclaims beneficial ownership of the shares in which CD&R Stockholder has beneficial ownership. Investment and voting decisions with respect to the Preferred Stock and Common Shares held by CD&R Stockholder or CD&R Holdings GP are made by an investment committee comprised of more than ten investment professionals of Clayton, Dubilier & Rice, LLC (the “Investment Committee”). All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by CD&R Stockholder. CD&R Holdings GP is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Holdings GP, may be deemed to share beneficial ownership of the Preferred Stock and Common Shares directly held by CD&R Stockholder. Such persons expressly disclaim such beneficial ownership.

As disclosed in the CD&R Schedule 13D, on November 20, 2018, CD&R Stockholder and Credit Suisse Capital LLC (“CS”), entered into an arrangement pursuant to which CD&R Stockholder has agreed to purchase shares of common stock from CS from time to time. The aggregate number of such shares will be an amount that, when taken together with the total number of shares beneficially owned by CD&R Stockholder, including shares of common stock issuable upon conversion of the Preferred Stock held by CD&R Stockholder (collectively, “CD&R Shares”), will not cause the total number of CD&R Shares to exceed 29.99% of the sum of the total number of outstanding shares of common stock and the number of shares of common stock issuable upon conversion of such Preferred Stock.  As disclosed in the CD&R Schedule 13D, CS will have exclusive beneficial ownership and control over any such shares held by CS or its affiliates as hedge positions with respect to the arrangement until such shares are delivered to CD&R Stockholder.

(3)

Based on the share information for The Vanguard Group as of December 31, 2017, reported on Schedule 13G filed by them on February 12, 2018. The Vanguard Group reported sole voting power with respect to 115,776 shares, shared voting power with respect to 7,815 shares, sole dispositive power with respect to 5,515,339 shares and shared dispositive power with respect to 117,925 shares.

(4)

Based on the share information for BlackRock, Inc. as of December 31, 2017, reported on Schedule 13G filed by them on January 29, 2018. BlackRock, Inc. reported sole voting power with respect to 4,593,789 shares, sole dispositive power with respect to 4,740,160 shares and shared voting and dispositive power with respect none of the shares.

(5)	Includes 30,865 shares issuable upon the exercise of stock options.
(6)	Includes 203,742 shares issuable upon the exercise of stock options.
(7)	Includes 39,155 shares issuable upon the exercise of stock options.
(8)	Includes 19,181 shares issuable upon the exercise of stock options.
(9)	Includes 15,108 shares issuable upon the exercise of stock options.
(10)	Includes 6,225 restricted stock units with time-based vesting.
(11)	Does not include 1,390 restricted stock units with time-based vesting that were granted on October 29, 2018.
(12)

Includes 12,660 restricted stock units with time-based vesting. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

(13)	Consists of 9,055 restricted stock units with time-based vesting.
(14)	Includes 7,831 restricted stock units with time-based vesting.
(15)	Includes 4,238 restricted stock units with time-based vesting.
(16)

Includes 12,660 restricted stock units with time-based vesting. Does not include 4,404 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

(17)

Includes 10,369 shares issuable upon the exercise of stock options and 8,016 restricted stock units with time-based vesting. Does not include 10,678 restricted stock units with time-based vesting that will not settle until six months after termination of service on the Board.

(18)

Consists of 2,205 restricted stock units with time-based vesting. Does not include 10,009,019 shares of common stock deemed beneficially owned by CD&R Boulder Holdings, L.P. as a result of its ownership of the Preferred Stock and Common Shares. By virtue of the relationship described in footnote (2), Mr. Sleeper may be deemed to share beneficial ownership of the shares held by CD&R Boulder Holdings, L.P. Mr. Sleeper disclaims such beneficial ownership.

(19)	Consists of 11,660 restricted stock units with time-based vesting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the Securities and Exchange Commission (“SEC”). Officers, directors and shareholders owning more than ten percent of our common stock are required by the SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of these forms received or representations from certain reporting persons that no forms were required to be filed, we believe that all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to the fiscal year ended September 30, 2018, except that CD&R Boulder Holdings, L.P. filed its Form 3 late.

Equity Compensation Plan Information(1)(2)

The following table provides information as of September 30, 2018 with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our common shares have been granted.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,903,060	$33.08	3,334,750
Equity compensation plans not approved by security holders	—	—	—

(1)	See Notes 2 and 11 to the Consolidated Financial Statements in the Company’s latest Form 10-K for additional information regarding our stock-based compensation plans.
(2)

In addition to options, the amounts shown in column (a) reflect time-based and performance-based restricted stock units. The weighted-average price shown in column (b) does not take restricted stock units into account.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Proposal 1.

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our Board of Directors shall consist of not less than three members to serve one-year terms of office. The authorized number of directors for this election is set at twelve members. Upon election at the annual meeting, our directors will serve terms expiring at the 2020 Annual Meeting of Shareholders or until their successors have been duly elected and qualified. The following individuals are our nominees:

Robert R. Buck

Paul M. Isabella

Carl T. Berquist

Barbara G. Fast

Richard W. Frost

Alan Gershenhorn

Philip W. Knisely

Robert M. McLaughlin

Neil S. Novich

Stuart A. Randle

Nathan K. Sleeper

Douglas L. Young

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

Our Company has grown rapidly through organic growth and acquisitions to become the largest publicly traded distributor of residential and non-residential roofing materials and complementary building products in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, cybersecurity, information technology and marketing, and experience in our industry. Our Nominating and Corporate Governance Committee and Board believe that these nominees provide us with the range and depth of experience and capabilities needed to effectively oversee the management of our Company. In addition, we believe our directors complement each other well and together comprise a cohesive unit in terms of Board process and collaboration.

Information about Our Nominees

The following information sets forth, as of December 18, 2018, certain information about our nominees (age is in parentheses after each name). Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. There are no family relationships between any of our directors or executive officers. The Board has determined that each of the following directors is independent under Nasdaq listing standards: Carl T. Berquist, Barbara G. Fast, Richard W. Frost, Alan Gershenhorn, Robert M. McLaughlin, Neil S. Novich, Stuart A. Randle, and Douglas L. Young. Independent members of our Board shall meet in executive session at least two times a year.

Robert R. Buck (71) — Chairman. Mr. Buck joined us as President and Chief Executive Officer and a director in October 2003 and was appointed as Chairman of the Board in March 2007. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President — Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves on the boards of Multi-Color

Corporation and Quanex Building Products Corporation, both publicly-traded companies, and Elkay Manufacturing, a privately held company. Mr. Buck has a bachelor’s degree from the University of Cincinnati.

Mr. Buck has overseen the growth of Beacon from a private company with 65 branches and approximately $600 million in annual sales to a public company with 549 branches as of September 30, 2018 and $6.42 billion in sales in fiscal year 2018. His leadership as Chairman of the Board is a major advantage to the Company and the Board as we continue to grow and make additional strategic acquisitions.

Paul M. Isabella (63) — President and Chief Executive Officer. Mr. Isabella joined us in November 2007 as President and Chief Operating Officer and was promoted to Chief Executive Officer in January 2011. Mr. Isabella also became a director in February 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries from 2005 to 2007 and Senior Vice President of Stanley Works from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a B.S. degree from State University of New York at Cortland.

Mr. Isabella has led Beacon to record sales in in each of the last three fiscal years, led the successful integration of multiple acquisitions, and has formed an effective organizational structure to facilitate future growth. We believe it is important that the CEO be an integral part of our Board’s decision making process.

Carl T. Berquist (67) — Mr. Berquist has served as a director since June 2016. He is the former Executive Vice President and Chief Financial Officer of Marriott International, Inc., a leading global lodging company, having served in that position from 2009 until his retirement in 2015. Mr. Berquist joined Marriott in 2002 after a 28-year career with Arthur Andersen LLP, where he held numerous leadership positions including managing partner of the worldwide real-estate and hospitality practice. Mr. Berquist previously served for ten years on the Board of Hertz Global Holdings. He is a member of the Board of Advisors of Eberle Communications, a private direct mail company. He is a graduate of the Penn State University, where he is a member of the Board of Advisors of both the Business School and the School of Hospitality Management.

Mr. Berquist has extensive experience in executive finance roles with Marriott and public accounting that are helpful as we continue to implement operational efficiencies and execute our growth strategy.

Major General (Ret.) Barbara G. Fast (65) — Major General Fast has served as a director since October 2018. She currently serves as the Chairperson of the Board of publicly-traded American Public Education, Inc., a for-profit education company. She also serves as the chairperson of APEI’s compensation committee and is a member of APEI’s nominating and corporate governance committee. She also serves as the chairperson of the board of Hondros College of Nursing. In addition, Major General Fast serves on the Strategic Advisory Group for the Sierra Nevada Corporation, a privately held aerospace engineering firm. She served as Senior Vice President, Strategic Engagements for CGI Federal, an IT and consulting services firm, from June 2014 to September 2016. Prior to that, she also served as Senior Vice President, Army Defense and Intelligence Programs and Vice President of Operations and Intelligence for CGI Federal. She also previously served as the Vice President, Cyber and Information Solutions for The Boeing Company, a leading manufacturer of commercial jetliners and defense, space, and security systems. Major General Fast retired from the U.S. Army in 2008 after over 32 years of service during which she held a variety of key command and staff positions. Major General Fast holds a Bachelor of Science in Education (German and Spanish) from the University of Missouri, a Master of Science in Business Administration from Boston University, and an Honorary Doctorate of Laws from Central Missouri State University. She is also a graduate of the Army War College.

Major General Fast’s unique cybersecurity expertise, deep public company executive and corporate governance experience, and tremendous leadership skills developed over her long and distinguished military and private sector careers are valuable assets as we move forward with our growth initiatives, particularly our leading e-commerce platform.

Richard W. Frost (67) — Mr. Frost has served as a director since July 2012. He retired as Chief Executive Officer and a director of Louisiana-Pacific Corporation, a manufacturer of building materials, in May 2012, having served in those capacities since December 2004. Mr. Frost previously served as that company’s Executive Vice President, Commodity Products, Procurement and Engineering from March 2003 to November 2004; Executive

Vice President, OSB, Procurement and Engineering from May 2002 to February 2003; and Vice President, Timberlands and Procurement from 1996 to April 2002. Mr. Frost currently serves on the Board of privately held Westervelt, Inc. and previously served on the Board of Tractor Supply Company, the largest operator of retail farm and ranch stores in the United States with over 1,200 stores in 45 states. Mr. Frost holds dual bachelor’s degrees from Louisiana State University and an M.B.A., Finance from Northwestern State University of Louisiana.

Mr. Frost has both executive and director experience, including deep operational experience in the building products industry and with growth through acquisitions, which is helpful as we look to expand our available products and pursue additional growth opportunities.

Alan Gershenhorn (60) — Mr. Gershenhorn has served as a director since May 2015. He served as Executive Vice President and Chief Commercial Officer of United Parcel Service, Inc., the world’s largest package delivery company through June 2018. At UPS, Mr. Gershenhorn directed strategy, mergers and acquisitions, marketing, sales, public affairs, communications, and key growth strategies across the organization. He served for over a decade as a member of the UPS Management Committee, which directs the global strategy and the day-to-day operations of UPS globally, and led numerous transformational programs during his 39 year tenure. Mr. Gershenhorn previously served in several significant UPS leadership positions in the United States, Europe, and Canada, including Chief Sales and Marketing Officer, Senior Vice President and President UPS International, President UPS Supply Chain Solutions Global Transportation and Shared Services; President Supply Chain Solutions Europe, Asia, Middle East and Africa; and President UPS Canada. Mr. Gershenhorn currently serves on the boards of Transportation Insight and Worldwide Express, both privately-held enterprise logistics companies, and also operates in an advisory capacity to 8VC, a venture capital firm, and with some of their portfolio companies including Trackonomy Systems (where he serves as an advisory President). He holds a degree in finance from the University of Houston.

Mr. Gershenhorn has extensive operational and functional experience, particularly in supply chain, logistics, e-commerce, strategy and marketing, which is extremely valuable for our planned growth and development of new and more efficient ways to serve our customers.

Philip W. Knisely (64) — Mr. Knisely has served as a director since October 2015. He has been an operating advisor to Clayton, Dubilier & Rice, LLC (“CD&R”), a private equity firm, since 2011. He is currently Chairman of Atkore International, a leading designer, manufacturer and distributor of electrical and metal products, and former Chairman of RSG. Mr. Knisely spent a decade as Executive Vice President and Corporate Officer of Danaher Corporation, where he was responsible for businesses totaling more than $4 billion in sales. Prior to Danaher, Mr. Knisely co-founded Colfax Corporation, a designer, manufacturer, and distributer of fluid handling products, where he served as President and Chief Executive Officer. Previously, Mr. Knisely was President and Chief Executive Officer of AMF Industries, a privately held diversified manufacturer, and spent ten years at Emerson Electric. He has previously served on the board of trustees of the Darden School Foundation at the University of Virginia, where he received his M.B.A. Mr. Knisely was also a GM Fellowship Scholar at General Motors Institute, where he earned a B.S. in industrial engineering.

Mr. Knisely’s tenure as Chairman of RSG gave him in-depth knowledge of the building products industry. Mr. Knisely has extensive experience in business strategy, operations and growth through acquisitions, which will be helpful as we look to expand our available products and pursue additional growth opportunities. Mr. Knisely is a director nominee designated by CD&R pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions.”

Robert M. McLaughlin (61) — Mr. McLaughlin has served as a director since June 2016. He is the former Senior Vice President and Chief Financial Officer of Airgas, Inc., the nation’s leading single-source supplier of gases, welding and safety products. Mr. McLaughlin served in that position from 2006 until his retirement in 2016, after serving as Airgas’s Vice President and Controller since joining Airgas in 2001. Previously, he was Vice President-Finance for Asbury Automotive Group, a multi-billion dollar automotive retailer, after serving as Vice President of Finance and in other financial management roles with Unisource Worldwide, Inc., a multi-billion dollar international paper and industrial supply distribution company. Prior to Unisource, he had a thirteen year career with Ernst & Young. Mr. McLaughlin serves on the board of publicly-traded Axalta Coating Systems Ltd., a global leader in the development, manufacture and sale of liquid and powder coatings. He also serves on Axalta’s audit and compensation committees. Mr. McLaughlin earned his bachelor’s degree in accounting from the University of Dayton.

Mr. McLaughlin’s deep experience as a senior executive in financial management for multi-billion dollar distribution firms provide value as we pursue additional growth opportunities.

Neil S. Novich (64) — Mr. Novich has served as a director since July 2012. He is the former Chairman, President and Chief Executive Officer of Ryerson Inc., a global metals distributor and fabricator. He joined Ryerson in 1994 as Chief Operating Officer, was named President and CEO in 1995, and was additionally appointed Chairman in 1999. He remained Chairman and CEO until 2007, when the company was sold. Prior to his time at Ryerson, he spent 13 years with Bain & Company, an international management consulting firm, where he was a partner. Mr. Novich serves on the boards of Hillenbrand, Inc., Analog Devices, Inc., and W.W. Grainger, Inc. Mr. Novich has a bachelor’s degree in physics from Harvard University and master’s degrees in both nuclear engineering and management from the Massachusetts Institute of Technology.

Mr. Novich understands the critical success factors for executive management of a public corporation. He has excellent financial knowledge and extensive board and managerial experience, including many years as a chairman.

Stuart A. Randle (59) — Mr. Randle has served as a director since February 2006. Mr. Randle recently retired from his role as the CEO of Ivenix, a privately held medical technology company. He is a director of Teleflex Incorporated, where he is a member of its nominating & governance committee and compensation committee, and is also the Lead Independent Director of Flex Pharma, Inc., a publicly traded biotechnology company. From 2004 to 2014, Mr. Randle served as President, CEO and director of GI Dynamics, a healthcare company. Previously, Mr. Randle was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, CEO and a director of Act Medical, Inc. Mr. Randle holds a BS in mechanical engineering from Cornell University and an MBA from the Kellogg Graduate School of Management, Northwestern University.

Mr. Randle’s executive and director experience, including success in growth situations and with acquisitions, is a valuable asset as we continue to execute our growth strategy.

Nathan K. Sleeper (45) — Mr. Sleeper has served as a director since January 2, 2018. He previously served as a director from October 2015 until May 2016. Mr. Sleeper is a partner of CD&R. He leads CD&R’s investment activity in the industrial sector and severs on its Investment and Management Committees. Mr. Sleeper is currently a director of Brand Industrial Holdings, Inc., Core & Main LP, NCI Building Systems, Inc., PowerTeam Services Holdco, LLC, CD&R Hydra Holdings, Inc. (parent entity of SunSource Holdings, Inc.), and Wilsonart International Holdings, LLC. He previously served on the boards of Atkore International Group, Inc., CHC Group, Ltd., Culligan International Company, HD Supply Holdings, Inc., Hertz Global Holdings, Inc., Hussmann Parent, Inc., Ply Gem Industries, Inc., and US Foods, Inc. Prior to joining CD&R in 2000, Mr. Sleeper worked for Goldman Sachs & Co, and Tiger Management. Mr. Sleeper holds a bachelor’s degree from Williams College and an M.B.A from Harvard Business School.

Mr. Sleeper’s broad experience in the financial and investment communities brings important insights into business strategy to our Board. Mr. Sleeper is a director nominee designated by CD&R pursuant to the terms of the investment agreement described under “Certain Relationships and Related Transactions.”

Douglas L. Young (56) — Mr. Young became a director in October 2014. Mr. Young is Executive Vice President of Lennox International Inc., a global leader in the climate control industry. Mr. Young joined Lennox in 1999 and since 2006 has served as the President and Chief Operating Officer of Lennox’s Residential Heating and Cooling Segment. Mr. Young had previously served as Vice President & General Manager of North American Residential Products since 2003 and as Vice President & General Manager of Lennox North American Residential Sales, Marketing, & Distribution from 1999 – 2003. Prior to his career with Lennox, Mr. Young was employed in the Appliances division of GE, where he held various management positions before serving as General Manager of Marketing for GE Appliance division’s retail group from 1997 – 1999 and as General Manager of Strategic

Initiatives in 1999. He holds a BSBA from Creighton University and an MS in Management from Purdue University.

Mr. Young’s executive experience is a valuable resource on issues involving sales, marketing, finance, product development, distribution and compensation.

The Board of Directors recommends that you vote FOR the election of the nominees.

Proposal 2.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019 (“fiscal 2019”).

The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the shareholders.

Although action by shareholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek shareholder ratification of the selection in order to provide our shareholders with a means of communicating their level of satisfaction with the performance of the independent registered public accounting firm and its level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by our shareholders, the Audit Committee will take this into consideration and will reconsider the appointment.

The Board of Directors recommends that you vote FOR the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for our 2019 fiscal year.

Proposal 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you, as a shareholder, an advisory vote on the compensation of our named executive officers by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the accompanying proxy statement.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature. The current frequency of the advisory vote on executive compensation is annually. The next vote on executive compensation is expected to occur at our 2020 Annual Meeting of Shareholders.

Our Company has grown rapidly through internal growth and acquisitions to become the largest publicly traded distributor of residential and non-residential roofing materials and complementary building products in the United States and Canada, operating branches in all 50 U.S. states and six Canadian provinces. We believe our past accomplishments, including consistent profitability and growth, support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the named executive officers listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with their talents and responsibilities. The primary objective of the program is to closely align executive direct compensation with the attainment of our annual and long-term performance goals. The compensation of our executive officers consists of base salary, cash incentives, long-term incentive compensation in the form of Company stock options and stock awards, and certain perquisites such as an auto allowance, fuel reimbursement, and, on occasion, housing and other allowances for relocated executives. Cash incentives are linked to quantitative and qualitative performance objectives. Most of the target cash incentives for which our executives are eligible are linked directly to Company quantitative performance in accordance with the terms of the cash incentive program.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

BOARD OF DIRECTORS’ MEETINGS,

COMMITTEES OF THE BOARD AND RELATED MATTERS

How often did the Board meet during fiscal year 2018?

During fiscal year 2018, our Board of Directors held seven meetings. No incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period he or she served on these committees. All of our Board members attended the 2018 Annual Meeting of Shareholders. It is our policy for all directors to attend the Annual Meeting of Shareholders.

What is the Board’s leadership structure?

Robert Buck serves as the Chairman of the Board and remains a member of executive management. Furthermore, our current CEO, Paul Isabella, was elected to the Board in February 2011. The Board believes that this leadership model is appropriate for the following reasons:

•	these roles enable decisive leadership, ensure clear accountability and foster alignment between the Board and management on corporate strategy;
•

our Board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company (See “Corporate Governance” and “Employee Code of Business Ethics and Conduct”);

•	our independent directors meet in regularly scheduled executive sessions without management present; and
•

in determining the appropriate leadership structure, the Board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management and the effectiveness of Mr. Buck’s leadership of the Board to date.

Because our Chairman of the Board is not considered an independent director, our Board has elected a Lead Independent Director. Stuart Randle currently serves as the Board’s Lead Independent Director, and the responsibilities of this position include the following:

•	preside at meetings of the Board’s independent directors;
•	assign certain tasks to the Board’s committees from time to time;
•	recommend agenda items and times for Board meetings; and
•	perform such other functions as the Board may direct.

Our business and affairs are managed under the direction of our Board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. Our Board’s key mission is to maximize long-term shareholder value. Our Board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our Board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks.

What is the Board’s role in risk oversight?

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing, cybersecurity, and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our Board’s role is to engage in informed risk oversight. Our Board members also complete the Company’s risk assessment survey. Management, through its internal audit function, compiles an annual ranking of risks to which the Company could be subjected. Our Director of Internal Audit reviews the results of this risk assessment with the Audit Committee. Any significant risks are then reviewed by the Board and assigned for oversight. In fulfilling this oversight role, our Board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our Board performs this function, including the following:

•	at its regularly scheduled meetings, the Board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;
•

the Audit Committee assists the Board in its oversight of risk management by discussing with management, particularly the Chairman, Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; the Audit Committee also receives regular reports from the Company’s Chief Information Officer on cybersecurity risk management; and

•

through management updates and committee reports, the Board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The Compensation Committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

Are Board members subject to a retirement age?

No person shall be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Governance Committee has voted, on an annual basis, to waive the mandatory retirement age for such director.

Do Board members receive orientation training and continuing development education?

All new directors are required to participate in an orientation program, which includes the introduction of the new directors to the Company’s principal officers and presentations by senior management to familiarize new directors with the Company’s strategic plans and business units. The Board has adopted a Director Education Program and will conduct at least one continuing professional development program for all Board members each year. In addition, continuing professional development opportunities for all other directors will be conducted through the Company’s regular Board meetings and Board meeting materials; periodic Board or Board committee presentations by the Company’s officers concerning the Company’s strategies, business plans, management structure and significant financial, accounting and risk management issues; Board or Board committee presentations by outside parties; and other professional development opportunities, if appropriate and relevant to the duties of a director of the Company, including presentations and educational programs offered by various outside organizations, with appropriate expenses paid by the Company.

What committees has the Board established?

The Board of Directors has established three committees: (1) the Audit Committee, (2) the Compensation Committee and (3) the Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee held seven meetings in fiscal year 2018. The Audit Committee assists the Board in monitoring:

•	management’s process for ensuring the integrity of our financial statements;
•	the independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm; and
•	management’s process for ensuring our compliance with legal and regulatory requirements.

As a key part of its responsibilities above, the Audit Committee selects the independent registered public accounting firm, approves the scope of the annual audit activities of the independent registered public accounting firm, approves the audit fee payable to the independent registered public accounting firm and reviews audit results with the independent registered public accounting firm. The Audit Committee currently is composed of Carl Berquist, Robert McLaughlin and Douglas Young, each of whom meets the independence criteria prescribed by applicable law and the rules of the SEC for Audit Committee membership and is independent under Nasdaq listing standards. The Board has also determined that Mr. Berquist and Mr. McLaughlin are an “audit committee financial experts” as such term is defined in Regulation S-K promulgated by the SEC. Each of Messrs. Berquist, McLaughlin and Young meet Nasdaq’s financial knowledge requirements. Mr. Berquist currently serves as the Chairman of the Audit Committee. Ernst & Young LLP currently serves as our independent registered public accounting firm.

The Audit Committee operates under a formal charter that governs its duties and conduct. The Audit Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.becn.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Ernst & Young LLP, our independent registered public accounting firm, reports directly to the Audit Committee.

Please refer to the Audit Committee Report, which is set forth in this proxy statement, for a further description of our Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for fiscal year 2018.

Compensation Committee

The Compensation Committee held five meetings in fiscal year 2018. The Compensation Committee of the Board of Directors reviews and makes recommendations to the Board regarding cash compensation and non-equity benefits of executive officers and key employees of the Company. The Compensation Committee also administers and makes awards under the Company’s stock plan. One of the key duties of the Compensation Committee is to provide a general review of our compensation and benefit plans to ensure that they meet our objectives. In addition, the Compensation Committee reviews the compensation of the Chairman and the Chief Executive Officer as well as the Chief Executive Officer’s recommendations on compensation of our executive officers and makes recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization. The Compensation Committee is composed of directors who are independent under Nasdaq listing standards (as adopted under SEC rules) and non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act) and who do not have “interlocking” or other relationships with us that would detract from their independence as committee members. At all times, at least two members of the committee shall be outside directors (as defined in Section 162(m) of the Internal Revenue Code). The current members of the Compensation Committee are Neil Novich, Barbara Fast, Richard Frost, and Alan Gershenhorn, each of whom is independent under Nasdaq listing standards. Mr. Novich currently serves as the Chairman of the Compensation Committee.

The Compensation Committee operates under a formal charter that governs its duties and conduct. The Compensation Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.becn.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

Please refer to the Compensation Discussion and Analysis and the Compensation Committee Report in this proxy statement for a further description of our Compensation Committee’s responsibilities, as well as its compensation philosophy and a description of considerations underlying each component of compensation paid to Beacon’s executive officers for fiscal year 2018.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three meetings in fiscal year 2018. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become Board members, recommending directors for appointment to Board committees, establishing and maintaining compliance with corporate governance guidelines, and reporting to the Board of Directors on the Board’s self-evaluation questionnaire. The Nominating and Corporate Governance Committee is currently composed of Richard Frost, Alan Gershenhorn, Stuart Randle and Douglas Young, each of whom is independent under Nasdaq listing standards. Mr. Frost currently serves as the Chairman of the Nominating and Corporate Governance Committee.

When identifying, evaluating and considering potential candidates for membership on our Board, including those who might be recommended or nominated by our shareholders, the Nominating and Corporate Governance Committee considers, among other factors, relevant business and financial experience, integrity and willingness to devote the necessary time and energy. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the Board’s deliberations and decisions. The Board is committed to actively seeking out highly qualified women and individuals from minority groups as well as candidates with diverse backgrounds, skills and experiences as part of the director selection process, and any search firm engaged by the Committee will be tasked with considering the characteristics described in the governance guidelines. The Committee also leads the Board in an annual self-evaluation to determine whether the Board and its committees are functioning effectively and in compliance with the governance guidelines. This self-evaluation includes a review and assessment of the continuing independence of the Board’s non-management directors and whether Board membership and size reflects an appropriate level of diversity.

The Nominating and Corporate Governance Committee will consider nominees for our Board of Directors recommended by our shareholders, using the same criteria as for other candidates. Recommendations should be submitted in writing to Ross D. Cooper, our corporate secretary, at 505 Huntmar Park Drive, Suite 300, Herndon, VA 20170. The recommendation should include the name and address of the shareholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement. To be considered, the recommendation must be received by the secretary not less than 90 calendar days and not more than 120 calendar days before the one-year anniversary date of our most recent Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee may consider advice and recommendations from others, including search firms as it deems appropriate.

The Nominating and Corporate Governance Committee operates under a formal charter that governs its duties and conduct. The Nominating and Corporate Governance Committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter and the governance guidelines are available on our website at www.becn.com. In addition, the charter and guidelines are available in print to any shareholder who requests it in writing to our Chief Financial Officer at Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170.

How may the Board be contacted?

Shareholders or other interested parties wishing to communicate confidentially with our Board of Directors can call 866-574-1199 in the United States and leave a message for the Chair of the Audit Committee, the Board of Directors or an individual director. Alternatively, shareholders and other interested parties may communicate with the Board of Directors or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., 505 Huntmar Park Drive, Suite 300, Herndon, Virginia 20170, Attn: Chief Financial Officer. Each communication intended for members of the Board of Directors and received by the Chief Financial Officer will be reviewed by the Chief Financial Officer. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

How are directors compensated?

Please see “Compensation of Directors” in the Information on Executive Compensation section of this proxy statement.

AUDIT COMMITTEE MATTERS

Audit Committee’s Pre-Approval and Procedures

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the Audit Committee for approval.

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including audit services performed to audit the Company’s accounting for income taxes) and internal controls and reviews of our quarterly financial statements. It also includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Services consist of assurance and related services by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, subscriptions for accounting research software, and accounting consultations.

Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The chairman of the Audit Committee, acting pursuant to delegated authority, may pre-approve any non-audit services, up to a limit of $20,000.

Audit and Non-Audit Fees

The table below summarizes the fees and expenses billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended September 30, 2018 and September 30, 2017.

Year	Audit	Audit Related	Tax	All Other	Total
2018	$3,543,167	$2,000	$—	$—	$3,545,167
2017	$3,268,169	$329,250	$—	$—	$3,597,419

Audit fees include fees and expenses for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal controls, the reviews of the interim financial statements, issued comfort letters and other services related to the three acquisitions during fiscal year 2018.

The audit-related services reflect the subscription fee for accounting research software and due diligence fees associated with the review of Allied acquisition.

The Audit Committee has considered the compatibility of the provision of services covered by the preceding paragraph with the maintenance of the principal accountant’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The Audit Committee annually reviews the performance of the independent registered public accounting firm and the fees charged for its services.

Report of the Audit Committee

The role of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal controls.

In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. The Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. The Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and management. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board, regarding the independent public accounting firm’s communications with the Audit Committee concerning independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018.

AUDIT COMMITTEE:

Carl T. Berquist, Chairman

Robert M. McLaughlin

Douglas L. Young

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of the Board of Directors. Information on our executive officers who were serving as of the end of fiscal year 2018 is as follows:

Name	Age	Position
Robert R. Buck	71	Chairman of the Board
Paul M. Isabella	63	President and Chief Executive Officer, Director
Joseph M. Nowicki	57	Executive Vice President, Chief Financial Officer
Ross D. Cooper	53	Executive Vice President, General Counsel and Secretary
C. Eric Swank	50	Chief Operating Officer
Christopher A. Harrison	52	Executive Vice President, Chief Human Resources Officer

Robert R. Buck — Chairman. Mr. Buck joined us as President and Chief Executive Officer and a director in October 2003 and was appointed as Chairman of the Board in March 2007. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President — Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves on the boards of Multi-Color Corporation and Quanex Building Products Corporation, both publicly-traded companies, and Elkay Manufacturing, a privately held company. Mr. Buck has a bachelor’s degree from the University of Cincinnati.

Paul M. Isabella — President and Chief Executive Officer. Mr. Isabella joined us in November 2007 as President and Chief Operating Officer and was promoted to Chief Executive Officer in January 2011. Mr. Isabella also became a director in February 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries from 2005 to 2007 and Senior Vice President of Stanley Works from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a B.S. degree from State University of New York at Cortland.

Joseph M. Nowicki — Executive Vice President, Chief Financial Officer. Mr. Nowicki joined us as Executive Vice President and Chief Financial Officer in March 2013. He was the Chief Financial Officer and Treasurer for Spartan Motors, Inc., a custom chassis and vehicle manufacturer, from June 2009 to March 2013. Prior to Spartan, he was with Herman Miller, Inc., a furniture manufacturer, from 1992 through 2009 where he held progressive financial roles, lastly as Vice President, Investor Relations and Treasurer. He also held past financial positions with IBM and General Motors. Mr. Nowicki presently serves on the Boards of ASV Holdings, Inc. and Diversified Restaurant Holdings, Inc. Mr. Nowicki is a Certified Public Accountant and holds a bachelor’s degree from Canisius College and an M.B.A. from the University of Michigan.

Ross D. Cooper — Executive Vice President, General Counsel and Secretary. Mr. Cooper joined us in July 2006 and was promoted to Executive Vice President effective October 1, 2015. Prior to joining us, Mr. Cooper was a shareholder of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm, since 1999. From 1996 to 2006, Mr. Cooper served as outside general counsel to Building Suppliers Corporation, LLC, an organization of roofing and construction materials wholesale distributors. Mr. Cooper received a bachelor’s degree in civil engineering from Cornell University and a J.D. from George Washington University Law School.

C. Eric Swank — Chief Operating Officer. Mr. Swank joined us in October 2004 as our Vice President of Human Resources and was promoted to Senior Vice President of Sales and Marketing in 2005. He was then named Senior Vice President Operations for the Mid-Atlantic region in January 2006 while maintaining responsibility for sales and marketing until 2007. In 2013, he was appointed Executive Vice President of the East Division and added the Chief Sales and Marketing Officer role in 2016. Upon the acquisition of Allied in January 2018, Mr. Swank was promoted to the role of the Chief Commercial Officer, where he assumed oversight of commercial strategy, including branding, marketing, sales, e-commerce, product management and pricing. On January 2, 2019, Mr. Swank was named Chief Operating Officer, assuming the lead over Beacon’s roofing and exterior products business in addition to retaining Company-wide responsibility for sales, marketing, and supply chain. Prior to joining Beacon in October 2004, Mr. Swank spent thirteen years with Cintas Corporation in various roles of increasing responsibility. He is a graduate of Miami University of Ohio.

Christopher A. Harrison — Executive Vice President, Chief Human Resources Officer. Mr. Harrison joined Beacon in 2014 from WABCO Group in Brussels, Belgium, where he was Chief Human Resources Officer for the $2.5 billion global commercial vehicle, braking and vehicle controls systems company with 10,000 employees worldwide in 2013. Prior to his role at WABCO, Mr. Harrison had established a successful career based on roles of increasing responsibility in human resources, product development, acquisition integration and portfolio optimization with several multi-national organizations including Stanley Black & Decker, ITT Corporation and TE Connectivity. Mr. Harrison received a Bachelor of Science degree from Southern Connecticut State University and his MBA from Rensselaer Polytechnic Institute.

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives, recommend the annual compensation of the Chairman and the Chief Executive Officer, review the Chief Executive Officer’s recommendations on compensation of our other executive officers, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations for cash and non-equity compensation to the full Board of Directors for approval and authorization. The Compensation Committee also administers and approves equity awards under our stock plan.

Objectives of Compensation Program

Our compensation practices are intended to attract, motivate and retain highly competent executives in a competitive marketplace. The program provides named executive officers listed in our summary compensation table with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of our executive compensation program is to firmly align total executive compensation with the long term interests of our shareholders and the attainment of our annual and long-term performance goals. The annual goals are generally based upon our adjusted income before income taxes and the long-term goals were historically based on metrics such as our stock price, return on invested capital (“ROIC”), Adjusted Earnings Per Share, acquisition synergies and average organic sales growth, and for fiscal year 2018, Adjusted Earnings Per Share and acquisition synergies. Adjusted Earnings Per Share (“Adjusted EPS”) is defined as net income as reported in the Company’s consolidated financial statements, adjusted to add back acquisition costs, the amortization of intangibles, business restructuring costs, and the non-recurring effects of tax reform, divided by the weighted-average diluted shares outstanding for the period after assuming full conversion of the participating Preferred Stock.

The compensation of our executive officers consists of base salary, cash incentives, long-term incentive compensation in the form of Company stock options and restricted stock awards, and certain perquisites such as an auto allowance and fuel reimbursement. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses, associated with relocating executives.

Use of Consultants and Peer Group Data

The Company establishes executive compensation levels through evaluation of a comprehensive benchmarking analysis prepared by Frederic W. Cook & Co., Inc. (“Cook & Co.”), an independent compensation consultant retained by the Compensation Committee. Although the Company does not use strict numeric benchmarking to establish individual executive compensation levels, the Company takes into account the median level of compensation for similarly situated executives at the peer group companies used by the Compensation Committee to guide executive compensation decisions. Where direct comparisons are not available from the peer group, we utilize market-based executive pay survey data on similarly situated executives to help guide our decisions. Because job content, accountability, responsibility, incumbent seniority and performance criteria vary from one company to the next, our Compensation Committee uses the numerical benchmarking data and median levels of similarly situated executives information as a guideline in exercising its discretion in determining compensation for our executive officers.

In reviewing and determining executive compensation levels for fiscal year 2018, Cook & Co. reviewed the latest data for a peer group of distribution companies, most of which are of similar sales, earnings, market capitalization and complexity as the Company, in developing its recommendations for executive compensation to the Compensation Committee. Based on the review performed by Cook & Co., and at its recommendation, we modified our peer group utilized in assessing our executive compensation for fiscal year 2018 to be comprised of the following companies: Anixter International, Applied Industrial Technologies, BMC Stock Holdings, Builders

FirstSource, Fastenal Company, HD Supply Holdings, LKQ Corporation, MRC Global, MSC Industrial Direct, Patterson Companies, Pool Corporation, Univar, Veritiv Corporation, Watsco, W.W. Grainger and WESCO International.

The Compensation Committee used the peer group data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own judgment in setting overall executive compensation. In addition, the Committee considered the results of the then most recent shareholder advisory vote on our executive compensation held on February 13, 2018, at which approximately 99% of the shares voting supported the compensation of our named executive officers. Although the approval was advisory in nature, the Committee viewed the overwhelmingly positive response as confirmation that our shareholders generally believe that the pay of the named executive officers is appropriately aligned with their performance and the performance of the Company as well as the interests of our shareholders.

The Compensation Committee considered various factors bearing upon Cook & Co.’s independence and determined that Cook & Co. is independent and that its engagement did not present any conflicts of interest. Cook & Co. provides no other services to the Company.

Base Salaries

The first element of our compensation program is salary. Each year, our Board of Directors evaluates the performance of our Chairman and Chief Executive Officer, and the Compensation Committee considers the Board’s evaluations in determining an appropriate overall compensation package for our Chairman and Chief Executive Officer.  The Compensation Committee recommends the salaries of our Chairman and Chief Executive Officer to the full Board of Directors in light of those evaluations. For fiscal year 2018, Mr. Buck’s base salary remained at $300,000. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chairman’s performance in setting fiscal year 2018 compensation:

•	the Company’s performance and relative total shareholder return;
•	the value of Mr. Buck’s continued leadership role to both the Company and the Board as executive chairman; and
•	the compensation plans of chairmen of comparable companies.

Mr. Isabella’s base salary was set at $850,000 for fiscal year 2018. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chief Executive Officer’s performance in setting fiscal year 2018 compensation:

•	the Company’s performance and relative total shareholder return;
•	the value of Mr. Isabella’s leadership;
•	the compensation plans of chief executive officers of comparable companies; and
•	the recommendations of an independent compensation consultant (discussed above).

Base salaries of our executive officers other than the Chairman and the Chief Executive Officer are also recommended annually by the Compensation Committee to the full Board of Directors after consultation with, and upon the recommendation of, the Chief Executive Officer. The base salary of each executive officer is recommended by the Chief Executive Officer to the Compensation Committee after evaluating each executive officer’s performance over the year in consideration of (i) the Company’s overall financial performance, (ii) the individual’s performance during the year and contributions to the Company, and (iii) other relevant factors (for example, market conditions).

The Compensation Committee considers a number of factors when evaluating the Chief Executive Officer’s recommendations regarding base salaries for the other executive officers. Periodically, the Compensation Committee reviews industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value. Other information that the Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances, also may be considered in its evaluation.

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive. Annual incentives are a significant component of executive compensation, reflecting the Company’s belief that management’s contribution to long-term shareholder returns (via increasing stock prices) comes from increasing current earnings and properly preparing the Company for future earnings growth. We believe these incentives play a key role in enabling us to attract, retain and motivate our employees.

For fiscal year 2018, under the terms of our management cash incentive plan, a target incentive amount was set for each participant. Those amounts are set forth below in the Grants of Plan-Based Awards table under the heading “Target.”

The incentives for our executive officers named in the Summary Compensation Table were based 80% on a Company-wide adjusted earnings before taxes (“AEBT”) target and 20% on qualitative performance evaluations of strategic performance goals. AEBT means income before taxes, as reported in the Company’s consolidated financial statements, adjusted to exclude amortization and stock compensation expense and the impact of significant: gains (losses) on the disposal of assets; asset impairments, retirements or write-downs; gains (losses) associated with legal, insurance or tax settlements/adjustments; restructuring, severance or pension-related charges; or other similar items out of the ordinary course of business.

If the AEBT target was not met at the 100% level, the participant’s bonus with respect to that target was pro-rated on a straight line basis if the participant achieved a range of 80% to 100% of target, with no bonus paid at or less than 80% of target. The individual strategic performance goals are outlined below. In addition, each participant (excluding our Chairman) could receive an additional incentive above the target incentive amount if actual AEBT exceeded 100% of AEBT target (in an amount up to 100% of the AEBT portion of the target incentive if actual AEBT performance is 120% of the AEBT target) and an additional incentive if qualitative performance goals are exceeded (in an amount up to 20% of the qualitative portion of the target incentive if actual qualitative goals performance is 120% of target performance). Taken together, each participant (excluding our Chairman) could earn an additional incentive up to 84% of their target incentive. The Compensation Committee performs the individual qualitative performance evaluations of our Chairman and Chief Executive Officer, and our Chief Executive Officer performs the qualitative performance evaluations of the remaining named executive officers and presents the results to the Compensation Committee.

For fiscal year 2018, the Company achieved AEBT of approximately $300.5 million, compared to an established target of $395.5 million for the named executives. Our Board of Directors established the annual AEBT target based on market conditions and reasonable rates of expected annual growth. Based on the Company’s actual AEBT results that fell below target, each participant did not earn the AEBT portion of their target incentive. The qualitative portions of the performance bonus are described below. The incentive amounts paid to each named executive officer for fiscal year 2018 are set forth below in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Total incentives earned for fiscal year 2018, comprised solely of their individual qualitative performance evaluations, were $36,000 for Mr. Buck, $195,500 for Mr. Isabella, $63,215 for Mr. Nowicki, $52,381 for Mr. Swank, and $44,880 for Mr. Harrison.

In addition to the duties and responsibilities associated with their executive positions, each of our named executive officers are assigned specific strategic performance goals in order to qualify for part or all of a 20% portion of their target incentive amount. If the goal objectives are exceeded, each named executive office can receive an additional incentive. For fiscal year 2018, these specific management objectives were largely equally weighted and are described below, along with the percentage of the target incentive amount earned by the complete achievement of the objective. In each case, each percentage can increase up to 20% (for example, 5% can be increased to 6%) if the performance criteria for the goal objective is exceeded.

Mr. Buck — in addition to providing strategic direction to the Company, its executive team, and its Board of Directors, and providing guidance to the Company’s investor relations efforts, Mr. Buck’s specific fiscal year 2018 goals were:

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enhance the Company’s growth objectives by continuing to identify and meeting with acquisition candidates and leading the Company’s acquisition efforts by further developing relationships, negotiating transaction terms and providing guidance during the financial analysis and closing processes (6.67%). Mr. Buck achieved this goal by facilitating the Company’s successful acquisitions during the fiscal year, including oversight, advice and guidance with due diligence, negotiation support and integration planning for the Allied acquisition;

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provide direction, advice and counsel to the Company’s CEO on the Company’s long-term strategic plan and the achievement of organic and acquisition growth objectives (6.67%). Mr. Buck achieved this goal through regular interaction with our CEO, with the development of the Company’s long-term strategic plan and the organic and acquisition growth strategies of the Company. During the fiscal year, the Company achieved record sales and completed three acquisitions including the acquisition of Allied Building Products; and

•

focus on talent development and succession planning of the Company’s executive management team to ensure that it has the capability and capacity to lead the Company into the future (6.66%). Mr. Buck achieved this goal through regular updates to the Board of Directors and ongoing interaction with members of the Company’s executive leadership team, to whom he provided advice and guidance regarding their professional development and the overall achievement of individual and financial performance goals for their respective areas of responsibility.

Mr. Isabella — in addition to his responsibility to lead and manage all aspects of the Company’s operational and financial performance, including vendor relations, safety, human resources, sales and marketing, credit, legal and investor relations, Mr. Isabella’s specific fiscal year 2018 goals were:

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develop and refine the Company’s long-term strategic plan in light of the Allied acquisition and ensure mechanisms are in place to implement and track the progress of the achievement of the plan’s objectives (5.0%). Mr. Isabella achieved this goal by leading strategic plan revision sessions that resulted in the successful development, alignment, communication and implementation of the fiscal year 2018 elements of the Company’s long-term strategic plan objectives;

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evaluate and develop leadership capability and succession potential of the Company’s senior executives by working closely with the Chief Human Resources Officer to identify performance objectives, establish individual coaching and development plans, and evaluate the progress of and provide feedback to the Company’s senior executives (5.0%). Mr. Isabella achieved this goal by developing an executive talent development process using externally administered assessments and tools, specific development plans and performance objectives for our divisional executives and C-Suite leaders, and providing regular updates to the Board of Directors;

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dedicate time and resources to mentor and develop new Allied executives (5.0%). Mr. Isabella successfully achieved this goal by leading and effectively assimilating and retaining new Allied executives into the Company; and

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lead the integration of Allied Building Products (5.0%). Mr. Isabella achieved this goal by establishing and leading the integration planning and synergy attainment teams and effectively combining the two organizations, providing leadership, direction, advice and counsel to all internal and external constituents.

Mr. Nowicki — in addition to being responsible for all aspects of the Company’s financial management and reporting, leading and managing the Company’s corporate financial department, and providing guidance and oversight to the Company’s regional financial teams, Mr. Nowicki’s specific fiscal year 2018 goals were:

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develop and implement the Allied finance integration plan (6.67%). Mr. Nowicki achieved this goal by establishing a detailed plan to integrate the Allied and Beacon finance teams, as well as the consolidation of all the accounting functions into one centralized shared service organization;

•

improve the financial analytics used across the Company to support profitable growth and cost optimization initiatives (6.67%). Mr. Nowicki achieved this goal by implementing several new reporting frameworks and data analysis tools across the Company and through the deployment of additional financial planning and analysis resources; and

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effectively integrate the credit function and team under his area of responsibility (6.66%).  Mr. Nowicki achieved this goal by working closely with the leadership of the Beacon and Allied credit organizations to develop a consolidated organization structure and to establish an integration plan that will improve our overall credit metrics and drive synergies.

Mr. Swank — in addition to being responsible for the management of the Company’s sales and marketing department, including e-commerce and product pricing, Mr. Swank’s specific fiscal year 2018 goals were:

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expand and embed Beacon e-commerce platform enterprise wide (6.67). Mr. Swank achieved this goal by leading the development and deployment of the company-wide e-commerce strategy across the exterior, two-step, waterproofing and solar businesses;

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enhance organic growth strategy (6.67). Mr. Swank achieved this goal by leading the Company’s development and deployment of its three year strategic growth plan, including initiatives that included all business units, product segments and category channels; and

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effectively launch new customer value proposition (6.66). Mr. Swank completed this initiative through the successful roll out of the Company’s customer value proposition to all sales, operational and functional leadership teams spanning all operating units.

Mr. Harrison — in addition to being responsible for the management of the Company’s human resources, including employee communications and safety, Mr. Harrison’s specific fiscal year 2018 goals were:

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enhance the annual talent assessment and development process (5.0%). Mr. Harrison achieved this goal by developing the executive succession process with the Chief Executive Officer and Board of Directors and leading the annual organization and people review process company-wide;

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support the effective integration of Allied into Beacon (5.0%).  Mr. Harrison achieved this goal by establishing the organization integration and communication processes for the acquisition and working effectively with executive leadership, external constituents, the CEO and the Board of Directors to communicate and roll out the combined organization;

•

integrate the human resources function and key company-wide talent and people processes (5%). Mr. Harrison achieved this goal by integrating the Beacon and Allied human resources departments and effectively combining hiring, compensation, health, welfare and talent development programs and attaining synergy goals; and

•

develop communications and social media strategy (5%). Mr. Harrison achieved this goal working closely with the Chief Commercial Officer and Vice President of Marketing on the development of the internal and external social media strategy, the integration of Beacon and Allied social media sites and the establishment of a company social media council.

Each of the above named executive officer’s respective specific management objectives reflect our focus on continued growth and improvement in execution over our past performance. In light of that focus, the Compensation Committee reviewed the level of achievement of Mr. Buck’s and Mr. Isabella’s specific management objectives set forth above. The CEO reviewed the level of achievement of Mr. Nowicki’s, Mr. Swank’s, and Mr. Harrison’s specific management objectives set forth above and reported his recommendations to the Compensation Committee. After careful consideration of the outcomes, the Compensation Committee recommended to the Board of Directors the payment of the bonus awards in the amounts set forth in the narrative above and in the Summary Compensation Table under the heading “Non-equity incentive plan compensation.”

In addition to the management cash incentive plan, the Compensation Committee retains full discretion to award discretionary bonuses to the Chairman, Chief Executive Officer and others to reward extraordinary efforts by executive officers in various projects or initiatives during the year. The Compensation Committee considers the Chairman’s and Chief Executive Officer’s recommendations in determining discretionary cash awards for our other named executive officers.

Equity Compensation

The third element of our compensation program is equity compensation. Equity compensation is intended to more closely align total compensation with the long-term financial interests of our shareholders. The equity compensation component of our compensation program is based upon awards of stock options and other stock awards.

Our Compensation Committee administers our stock plan. The purpose of the stock plan is to advance the interests of our shareholders by aligning compensation to the long term performance results of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives;
•	encouraging stock ownership by eligible persons;
•	increasing the proprietary interests of eligible persons in the success of the Company;
•	encouraging eligible persons to remain with the Company or its affiliates; and
•	attracting new employees, officers or directors to the Company or its affiliates.

In determining whether to grant stock options and other stock awards, and how many of such to grant to eligible persons under our stock plan, consideration is given to each individual’s past performance and contribution to the Company, as well as that individual’s expected ability to contribute to the Company in the future. As part of the Company’s annual performance evaluation process each year, the CEO, after consultation with each other named executive, establishes that named executive’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the CEO evaluates the executive’s overall performance. Individual performance objectives may include operational metrics that may reflect corporate or departmental goals or may include specific operational objectives with respect to the executive’s area of responsibility. These performance objectives also include the demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major projects, successful integration of acquisitions, and organization capability building. The CEO’s evaluation of an executive’s performance relative to these objectives is inherently subjective, involving a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. The CEO also considers the executive’s prospects for future development and advancement within the Company in formulating an equity compensation recommendation. As an additional input to the CEO’s evaluation of an executive’s performance, the CEO assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the CEO’s evaluation of the executive’s performance.

The above evaluation provides the basis for the CEO’s recommendation to the Compensation Committee of equity compensation for each named executive. The Compensation Committee meets with the CEO and discusses the CEO’s recommendations before meeting separately in executive session to discuss the CEO’s recommendations and making a final determination of the equity compensation to the named executives. The Compensation Committee applies similar factors in determining the equity compensation to the Chairman and the CEO. The Compensation Committee’s evaluation of the Chairman’s and CEO’s overall performance relative to these factors also is inherently subjective, involving a high degree of judgment. As additional input to the Compensation Committee’s evaluation of the Chairman and CEO’s performance, the Compensation Committee assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Compensation Committee’s evaluation of the Chairman’s and CEO’s performance.

Since the Company’s initial public offering and through fiscal year 2018, non-qualified stock options have been granted to key members of management at an exercise price equal to the closing price of the Company’s common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. In fiscal year 2011, we began issuing performance-based restricted stock unit awards to certain key members of management. Beginning in fiscal year 2014, we also began issuing time-based restricted stock unit awards to certain key members of management. Similar to stock options, we believe that restricted stock unit awards reward performance because the value of the stock is also linked to our Company’s long-term performance. The Compensation Committee believes that restricted stock unit awards can play an important retentive and motivational role that stock options alone may not.

The Company’s annual equity awards are typically made by the Compensation Committee in November of each year following the close of the Company’s fiscal year and subsequent to the approval of the annual budget for the upcoming fiscal year. The Company typically does not make stock option and other stock awards other than annually, except in certain cases for key members of management hired during the course of a year or to improve the retention of key management members.

On November 16, 2017, the Compensation Committee authorized awards of stock options and time-based restricted stock units, and on February 12, 2018 it authorized awards of performance-based restricted stock units. While the Compensation Committee typically grants performance-based restricted stock units in conjunction with stock option and time-based restricted stock unit grants, the Committee chose to grant the performance-based restricted stock units following the consummation of the Allied acquisition in order to more closely and accurately align the performance metrics and the measurement period to the results of the acquisition, as more fully described below. All these awards were granted to our named executive officers and a number of other key employees using the recommendations from Cook & Co. and other considerations described above. For our named executive officers, the Compensation Committee set a target equity award value based upon recommendations from Cook & Co., which reviewed peer group data, and taking into account the Black-Scholes valuation of each named executive officer’s equity awards in prior years. Of that target value, and pursuant to the guidelines approved by our Board, approximately 50 percent of the target value was represented by performance-based restricted units, approximately 25 percent in time-based restricted units and approximately 25 percent in stock options. Under this methodology, the awards to each of our named executive officers were as follows:

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Mr. Buck was granted options to acquire 15,763 common shares (approximately 5.7% of the total stock option awards) and 13,690 restricted stock units (approximately 5.3% of the total restricted stock unit awards), composed of 4,531 time-based restricted stock units and 9,159 performance-based restricted stock units. These grants were based on the factors described above, Mr. Buck’s leadership role as Chairman, his direct influence on the extent of our continued future growth via the pursuit of acquisitions, his direction and counsel to Mr. Isabella, and his assistance with other executive development.

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Mr. Isabella was granted options to acquire 35,829 common shares (approximately 13.0% of the total stock option awards) and 31,119 restricted stock units (approximately 12.1% of the total restricted stock unit awards), composed of 10,300 time-based restricted stock units and 20,819 performance-based restricted stock units. These grants were based on the factors described above, Mr. Isabella’s leadership role as CEO, his ability to drive our continued future operational growth and success, and his influence on organizational optimization and maintaining positive investor relations.

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Mr. Nowicki was granted options to acquire 10,246 common shares (approximately 3.7% of the total stock option awards) and 11,875 restricted stock units (approximately 4.6% of the total restricted stock unit awards), composed of 2,945 time-based restricted stock units and 8,930 performance-based restricted stock units. These grants were based on the factors described above, Mr. Nowicki’s key role as CFO, his position to assist with our continued future operational growth and success, and his influence on formulating our future capital structure and maintaining positive investor relationships.

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Mr. Swank was granted options to acquire 7,487 common shares (approximately 2.7% of the total stock option awards) and 8,678 restricted stock units (approximately 3.4% of the total restricted stock unit awards), composed of 2,152 time-based restricted stock units and 6,526 performance-based restricted stock units. These grants were based on the factors described above, Mr. Swank’s key role as Chief Commercial Officer, his position in leading the company’s sales and marketing programs, and his influence on developing pricing and e-commerce strategies.

•

Mr. Harrison was granted options to acquire 6,305 common shares (approximately 2.3% of the total stock option awards) and 7,309 restricted stock units (approximately 2.8% of the total restricted stock unit awards), composed of 1,813 time-based restricted stock units and 5,496 performance-based restricted stock units. These grants were based on the factors described above, Mr. Harrison’s key role as Chief Human Resources Officer, his position in assisting with our continued future growth, including the selection and development of the Company’s human resources, and his influence on leading the company’s physical safety programs.

The stock option awards granted to our named executive officers had an exercise price of $55.17, vest one-third annually starting on the first anniversary of the grant, and expire on the tenth anniversary of the date of grant. The time-based restricted stock unit awards granted to our named executive officers will vest and convert into common shares upon the third anniversary of the date of grant.

The performance-based restricted stock unit awards granted to our named executive officers will vest and convert on November 16, 2020, subject to the Company achieving a cumulative two-year Adjusted EPS target and an Allied acquisition synergy target, each weighted at 50%, at the end of the two-year measurement period ending December 31, 2019. The actual number of units that will vest can range from 0% to 200% of the award target, depending upon actual company performance, weighted for each metric, above or below the target level. If the achievement of the Adjusted EPS target or Allied acquisition synergy target is at or less than 80% of target, no units associated with the related target will vest. If the achievement is 100% of a target, 100% of the units associated with that target will vest. If the achievement is 120% or more of a target, 200% of the units associated with that target will vest. Achievement of a target between 80% and 100% and between 100% and 120% will be adjusted on the basis of straight-line interpolation.

On November 21, 2017, the performance-based restricted stock awards that were granted in fiscal year 2015 vested. The three-year average return on invested capital (“ROIC”) target for this grant was 6.3%. The Company achieved an actual three-year ROIC of 6.5% over the vesting period and, as a result, the grant vested and settled at 107% of the original share target.

Employment Agreements

There are no employment, severance or change-in-control agreements currently entered into by and between any current executive and the Company.

Stock Ownership Guidelines

Our named executive officers and members of our Corporate Executive Council (consisting of divisional executive vice presidents and corporate executive vice presidents and vice presidents) are expected to own stock of the Company having a value set forth below:

CEO = 5 times annual base salary

Named executive officers and Corporate Executive Council members = 2 times annual base salary

Until the ownership level is met, executives are required to retain 50% of net profit shares attributable to stock option exercises or vesting of restricted stock units until the specified ownership level is attained. Profit shares represent the shares remaining after payment of applicable tax obligations and, in the case of stock options, payment of the stock option exercise price. There is no defined time period to meet the stock ownership requirement. Participants may satisfy their ownership guidelines with (i) shares directly owned, (ii) shares held in the Company 401(k) plan, (iii) time vested restricted stock units (which settle in stock), even if not vested and (iv) “in-the-money” value of vested stock options, based upon the spread between the exercise price and the current stock price. Unvested stock options and unearned performance based restricted stock units are not counted.

In addition, pursuant to the Company’s Insider Trading and Prohibition of Hedging and Pledging Policy (available on the “Investor Relations” page at www.becn.com), Company officers, directors, and employees are prohibited from engaging in hedging and pledging shares of Company stock.

Retirement Plans

We sponsor a defined contribution 401(k) plan, which covers substantially all of our U.S. employees, including our named executive officers. We currently provide a match of 50% of participants’ before-tax contributions up to 3% of eligible compensation. During fiscal year 2018, we contributed a match for each of the named executives. Additional annual profit-sharing contributions may be made at the discretion of the Board of Directors but were not made for fiscal year 2018.

Our named executive officers do not participate in any special or separate executive retirement plans. We consider our 401(k) plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive’s compensation package. Specifically, we have agreed to provide each of the named executive officers with a monthly auto allowance of $1,000 and reimbursement of their fuel costs. In lieu of relocation, we agreed to reimburse Mr. Harrison for housing costs through April 2019, plus a related tax gross up.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code as in effect for fiscal years prior to 2018 limited the deductibility of executive compensation paid to the Chief Executive Officer and to each of the three other most highly compensated officers of a public company (other than the Chief Financial Officer) who are named executive officers to $1 million per year. However, compensation that was considered qualified “performance-based compensation” generally did not count toward the $1 million deduction limit.

The Tax Cuts and Jobs Act of 2017 amended Section 162(m) to cover a public company’s chief financial officer and eliminated the performance-based exception. Accordingly, the Company’s grants of stock options, performance-based restricted stock units and annual cash incentive payments made for fiscal year 2018 and later years will no longer qualify for this exception. Under a transition rule, outstanding stock options and performance-based restricted stock units will not be subject to Section 162(m) as amended to the extent such compensation is considered paid pursuant to a binding written contract in effect as of November 2, 2017.

Incentive Compensation Recoupment Policy

In the event of a financial statement restatement resulting from misconduct by a named executive officers or an officer who is a member of our Corporate Executive Council, the Compensation Committee will review all incentive compensation paid, awarded or granted on or after January 1, 2017 to the involved officer. In its sole discretion, the Compensation Committee can decide to recoup from the officer all or a portion of the following incentive compensation:

Incentive Plan:  The Compensation Committee can (i) cancel and forfeit the officer’s annual incentive opportunity for the then current plan year, and/or (ii) require repayment of any incentive awards previously paid for prior years within the recoupment period described below.

Equity:  The Committee can (i) cancel and forfeit any outstanding equity awards, (ii) require the officer to return a number of shares of Company stock received upon vesting and settlement of any restricted stock unit awards during the recoupment period described below (or pay the cash value of such shares), and (iii) require the officer to return a number of shares received upon the exercise of any stock options during the recoupment period described below (or pay the cash value of such shares).

The Compensation Committee may seek recoupment if the officer’s misconduct occurs within 36 months following the payment, vesting or award of the incentive compensation.

All named executive officers and members of the Corporate Executive Council have agreed to the terms of this policy.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the “Compensation Disclosure and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE:

Neil S. Novich, Chairman

Barbara G. Fast

Richard W. Frost

Alan Gershenhorn

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended September 30, 2018, 2017 and 2016, by each person who served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2018, and by our three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the fiscal year, collectively referred to as our named executive officers:

SUMMARY COMPENSATION TABLE

Name and principal position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-equity incentive plan compensation(4) ($)	All other compensation(5) ($)	Total ($)
Robert R. Buck	2018	$300,000	$-	$749,965	$250,001	$36,000	$29,820	$1,365,786
Chairman	2017	300,000	-	374,981	124,987	158,400	23,243	981,611
	2016	311,538	-	252,015	62,999	180,000	26,096	832,648

Paul M. Isabella	2018	$836,539	$-	$1,704,760	$568,248	$195,500	$31,186	$3,336,233
President and	2017	773,077	-	1,500,020	499,919	704,000	27,118	3,504,134
Chief Executive Officer	2016	710,000	-	1,399,992	350,003	1,036,000	27,580	3,523,575

Joseph M. Nowicki	2018	$482,459	$-	$649,964	$162,502	$63,215	$28,865	$1,387,005
Executive Vice President and	2017	469,617	120,000	421,907	140,601	228,501	26,164	1,406,790
Chief Financial Officer	2016	475,176	-	449,482	113,000	333,485	26,471	1,397,614

C. Eric Swank	2018	$433,081	$-	$474,980	$118,744	$52,381	$23,851	$1,103,037
Executive Vice President and
Chief Commercial Officer(6)

Christopher A. Harrison	2018	$405,846	$-	$400,050	$99,997	$44,880	$68,861	$1,019,634
Executive Vice President and
Chief Human Resources Officer

(1)	This amount reflects a bonus paid for services rendered in fiscal year 2017 in connection with the negotiation of the Allied acquisition.
(2)

These amounts represent the estimated grant date fair value of time-based and performance-based restricted stock unit awards computed in accordance with FASB ASC Topic 718. They are recognized by the Company as share-based compensation expense over a three-year period. Assuming performance-based restricted stock units vest at the maximum level, the grant date values of fiscal year 2018 performance-based restricted stock units would be as follows: Mr. Buck: $999,980; Mr. Isabella: $2,273,018; Mr. Nowicki: $974,977; Mr. Swank: $712,509; Mr. Harrison: $600,053. For additional information regarding assumptions underlying the valuation of equity awards and the calculation methods, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2018.

(3)

These amounts represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. They are recognized by the Company as share-based compensation expense over the three-year vesting period. For additional information, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2018.

(4)	These amounts represent the annual cash incentives that were paid during the first quarter of the following fiscal year.
(5)

These amounts include Company matching and profit-sharing contributions to the 401(k) plan (combined fiscal year 2018 totals of $10,500 for Mr. Buck, $12,250 for Mr. Isabella, $12,321 for Mr. Nowicki, $9,269 for Mr. Swank, and $12,198 for Mr. Harrison) along with auto allowance and fuel cost reimbursement. Mr. Harrison’s amount also includes a housing allowance of $41,535, and a related tax gross up of $15,566.

(6)	On January 2, 2019 Mr. Swank was named Chief Operating Officer.

The following table sets forth the individual grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2018:

FISCAL YEAR 2018 GRANTS OF PLAN-BASED AWARDS

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (3)	Options (4)	Awards	Awards (5)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/share)	($)
Robert R. Buck		—	$180,000	$180,000
	11/16/2017								15,763	$55.17	$250,001
	11/16/2017							4,531			249,975
	2/12/2018				—	9,159	18,318				499,990
Paul M. Isabella		—	$977,500	$1,798,600
	11/16/2017								35,829	$55.17	$568,248
	11/16/2017							10,300			568,251
	2/12/2018				—	20,819	41,638				1,136,509
Joseph M. Nowicki		—	$316,077	$581,582
	11/16/2017								10,246	$55.17	$162,502
	11/16/2017							2,945			162,476
	2/12/2018				—	8,930	17,860				487,489
C. Eric Swank		—	$261,903	$481,902
	11/16/2017								7,487	$55.17	$118,744
	11/16/2017							2,152			118,726
	2/12/2018				—	6,526	13,052				356,254
Christopher A. Harrison		—	$224,400	$412,896
	11/16/2017								6,305	$55.17	$99,997
	11/16/2017							1,813			100,023
	2/12/2018				—	5,496	10,992				300,027

(1)	These non-equity incentive plan awards were based on Company-wide AEBT and individual performance. See Compensation Discussion and Analysis under the heading “Annual Cash Incentives.”
(2)

The vesting of these restricted stock units is subject to both performance-based and time-based requirements. The performance-based metrics are satisfied upon the Company meeting a cumulative two-year Adjusted EPS target and Allied acquisition synergy target for calendar years 2018 and 2019, each weighted at 50%, and the units can vest at a percentage equal to 0% to 200% of the target. The time-based vesting requirement is satisfied on November 16, 2020. See Compensation Discussion and Analysis under the heading “Equity Compensation.”

(3)	These time-based restricted stock units will vest and convert into common shares upon the third anniversary of the grant date.
(4)

These stock options vest (become exercisable) in three annual installments on the first, second and third anniversaries of the grant date, and expire ten years from the date of grant. See Compensation Discussion and Analysis under the heading “Equity Compensation.”

(5)

These amounts represent the grant date fair value of stock options and restricted units awarded to the named executive officers in fiscal year 2018, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 11 of our audited financial statements included in our Annual Report on Form 10-K for fiscal year 2018.

The following table sets forth details of all of the outstanding equity awards of the named executive officers as of September 30, 2018:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards(1)				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested(2) (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(3) (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Robert R. Buck	11/18/2011	2,004	—	$18.72	11/18/2021
	11/14/2012	3,218	—	$30.15	11/14/2022
	11/22/2013	4,736	—	$36.19	11/22/2023
	11/21/2014	4,641	—	$28.64	11/21/2024
	11/20/2015	3,431	1,716	$37.89	11/20/2025
	11/20/2015					1,663		$60,184
	12/23/2015					6,387		$231,146
	11/18/2016	2,932	5,865	$47.40	11/18/2026
	11/18/2016					2,637		$95,433
	11/18/2016								5,274		$190,866
	11/16/2017	—	15,763	$55.17	11/16/2027
	11/16/2017					4,531		$163,977
	2/12/2018								9,159	(5)	$331,464
Paul M. Isabella	11/6/2009	31,100	—	$14.45	11/6/2019
	11/16/2010	12,019	—	$15.47	11/16/2020
	1/1/2011	10,000	—	$17.87	1/1/2021
	11/18/2011	22,000	—	$18.72	11/18/2021
	11/14/2012	17,659	—	$30.15	11/14/2022
	11/22/2013	23,722	—	$36.19	11/22/2023
	11/21/2014	23,247	—	$28.64	11/21/2024
	11/20/2015	19,063	9,532	$37.89	11/20/2025
	11/20/2015					9,237		$334,287
	12/23/2015					35,482		$1,284,094
	11/18/2016	11,729	23,457	$47.40	11/18/2026
	11/18/2016					10,549		$381,768
	11/18/2016								21,097		$763,500
	11/16/2017	—	35,829	$55.17	11/16/2027
	11/16/2017					10,300		$372,757
	2/12/2018								20,819	(5)	$753,440
Joseph M. Nowicki	3/25/2013	5,000	—	$38.43	3/25/2023
	11/22/2013	7,531	—	$36.19	11/22/2023
	11/22/2013					14,573	(4)	$527,397
	11/21/2014	7,380	—	$28.64	11/21/2024
	11/20/2015	6,155	3,077	$37.89	11/20/2025
	11/20/2015					2,982		$107,919
	12/23/2015					11,371		$411,516
	11/18/2016	3,299	6,597	$47.40	11/18/2026
	11/18/2016					2,967		$107,376
	11/18/2016								5,934		$214,751
	11/16/2017	-	10,246	$55.17	11/16/2027
	11/16/2017					2,945		$106,580
	2/12/2018								8,930	(5)	$323,177
C. Eric Swank	11/22/2013	1,883	—	$36.19	11/22/2023

	11/22/2013					29,146	(4)	$1,054,794
	11/21/2014	3,690	—	$28.64	11/21/2024
	11/20/2015	4,085	2,042	$37.89	11/20/2025
	11/20/2015					1,979		$71,620
	12/23/2015					6,758		$244,572
	11/18/2016	2,492	4,985	$47.40	11/18/2026
	11/18/2016					2,242		$81,138
	11/18/2016								4,483		$162,240
	11/16/2017	—	7,487	$55.17	11/16/2027
	11/16/2017					2,152		$77,881
	2/12/2018								6,526	(5)	$236,176
Christopher A. Harrison	10/13/2014	2,333	—	$24.17	10/13/2024
	11/21/2014	1,538	—	$28.64	11/21/2024
	11/20/2015	3,431	1,716	$37.89	11/20/2025
	11/20/2015					1,663		$60,184
	12/23/2015					6,303		$228,106
	11/18/2016	1,994	3,988	$47.40	11/18/2026
	11/18/2016					1,793		$64,889
	11/18/2016								3,586		$129,777
	11/16/2017	—	6,305	$55.17	11/16/2027
	11/16/2017					1,813		$65,612
	2/12/2018								5,496	(5)	$198,900

(1)	All stock options granted under our 2004 Stock Plan and our 2014 Stock Plan vest in three annual installments on the first, second and third anniversary of the grant date.
(2)

These time-based restricted stock units vest and convert into common shares upon the third anniversary of the grant date, unless noted otherwise. The total market value is based on the price of our common stock of $36.19 per share at the end of fiscal year 2018. Performance-based restricted stock units that were granted on December 23, 2015 contained performance conditions that were satisfied during fiscal year 2018, and thereafter such units were subject only to time-based vesting.  Accordingly, these restricted stock units are shown with other time-based restricted stock units.

(3)

These performance-based restricted stock units vest on the third anniversary of the grant date, subject to the Company meeting defined performance metrics, unless noted otherwise. The total market value is based on the price of our common stock of $36.19 per share at the end of fiscal year 2018 and vesting at target.

(4)

These time-based restricted stock units were granted by the Compensation Committee to encourage Mr. Nowicki and Mr. Swank to remain with the Company long term, and vested and converted into common shares in November 2018 upon reaching the fifth anniversary of the grant date.

(5)	These performance-based restricted stock units vest on November 16, 2020, subject to the Company meeting defined performance metrics.

Options Exercised and Stock Vested

The following table sets forth certain information regarding stock option awards exercised and restricted stock unit awards vested by the named executive officers during the fiscal year ended September 30, 2018.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting (2) ($)
Robert R. Buck	—	$—	6,896	$406,726
Paul M. Isabella	40,000	1,932,600	34,536	2,036,933
Joseph M. Nowicki	—	—	10,964	646,657
C. Eric Swank	—	—	8,223	484,993
Christopher A. Harrison	—	—	21,853	1,190,490

(1)	Calculated by multiplying the difference between the market price and exercise price on the date(s) of exercise by the number of common shares acquired.
(2)	Calculated by multiplying the market price on the vesting date(s) by the number of underlying common shares.

Potential Payments upon Termination or Change-in-Control

Equity Award Agreements

Pursuant to stock option award agreements with our named executive officers, all of their outstanding stock options will vest upon death, disability or retirement (i.e., termination on or after age 65) and in the event of a change in control (except as provided below). Based on the price of the Company’s stock of $36.19 as of September 30, 2018, there was no value attributable to the unvested stock options for the named executives as of that date.

Pursuant to restricted stock unit award agreements with our named executive officers, restricted stock units will vest upon death, disability, or, except as provided below, a change of control (at target in the case of performance-based units). Based on the price of the Company’s stock of $36.19 as of September 30, 2018, the values attributable to the unvested restricted stock units that would vest on death or disability or in the event of a change in control as of that date were as follows: Mr. Buck — $1,073,070, Mr. Isabella — $3,889,846, Mr. Nowicki — $1,798,715, Mr. Swank — $1,928,420, and Mr. Harrison — $747,468. In the case of retirement, restricted stock units will vest (in the case of performance-based units, at the end of the performance period based on actual performance, or upon death, if earlier, at the target level). Please see the second sentence of this paragraph for the values attributable to the restricted stock units that would vest upon retirement of the named executive officers, based on the price of the Company’s stock of $36.19 as of September 30, 2018 and assuming that performance-based units vest at target.

Equity awards granted in fiscal year 2015 and beyond contain a “double trigger” change in control mechanism. Unless an award is continued or assumed by a public company in an equitable manner, it shall become fully vested immediately prior to a change in control (at 100% in the case of a performance-based award). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award, unless there is a qualifying termination within one-year following the change in control, in which event the award shall become fully vested immediately (at 100% in the case of a performance-based award).

Employment Agreements

There are no employment, severance or change-in-control agreements currently entered into by and between any current executive officer and the Company.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the ratio of the annual total compensation of Mr. Isabella, our Chief Executive Officer, to the median employee’s annual total compensation. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Identification of Median Employee

We selected September 30, 2018, the end of our fiscal year, as the date on which to determine our median employee. For purposes of identifying the median employee, we considered all 8,090 U.S. employees, excluding the CEO.  We selected gross earnings (which we define as all earnings before pre-tax payroll deductions) as it represents a broad and comprehensive measure of all compensation delivered to our U.S. employees and is readily available. In addition, we measured compensation for purposes of determining the median employee using the 9-month period ending September 30, 2018. We believe using the 9-month period, rather than an annual period, resulted in a more accurate reflection of the median employee, since it allowed us to use actual comparable compensation of all employees, including those who became employees as a result of the Allied acquisition, without relying on the exception for acquisitions and without annualizing former Allied employee compensation. Relying on the de minimis exemption under the rules, we excluded all non-U.S. employees (all located in Canada) who in the aggregate comprised less than 5% of our total employees. Our total number of U.S. employees is 8,090 and our total number of non-U.S. employees is 285.

Ratio

Mr. Isabella’s annual total compensation, as reported in the 2018 Summary Compensation Table, was $3,336,233. The median employee’s fiscal year 2018 annual total compensation that would be reportable in the Summary Compensation Table was $59,982. Based on this information, the ratio of the annual total compensation of Mr. Isabella to the annual total compensation of our median employee is estimated to be 56 to 1.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2018, the Compensation Committee of our Board of Directors was comprised of Neil Novich, Alan Gershenhorn, Richard Frost, and Philip Knisely (through January 2, 2018). There are no Compensation Committee interlocks. None of the members of the Compensation Committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

Compensation of Directors

The table below summarizes the compensation we paid to our non-employee directors during the year ended September 30, 2018.

Name	Fees earned or paid in cash ($)	Stock awards(1) ($)	Total ($)
Carl T. Berquist	$103,917	$120,018	$223,935
Richard W. Frost	95,764	120,018	215,782
Alan Gershenhorn	85,764	120,018	205,782
Philip Knisely	72,639	120,018	192,657
Robert M. McLaughlin	80,764	120,018	200,782
Neil S. Novich	91,417	120,018	211,435
Stuart A. Randle(2)	103,264	120,018	223,282
Nathan K. Sleeper	57,014	120,018	177,032
Douglas L. Young	88,264	120,018	208,282

(1)	These amounts reflect the total estimated grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718.
(2)	Lead Independent Director.

As of September 30, 2018, stock options outstanding, stock options exercisable and stock awards outstanding for each non-employee director included the following:

Name	Options outstanding (#)	Options exercisable (#)	Stock awards outstanding (#)
Carl T. Berquist	—	—	6,225
Richard W. Frost	—	—	17,064
Alan Gershenhorn	—	—	9,055
Philip Knisely	—	—	7,831
Robert M. McLaughlin	—	—	4,238
Neil S. Novich	—	—	17,064
Stuart A. Randle	25,220	25,220	18,694
Nathan K. Sleeper	—	—	2,205
Douglas L. Young	—	—	11,660

Our non-employee director compensation program is comprised of the following:

•	an annual retainer of $80,000;
•

an annual stock award valued at approximately $120,000 which fully vests on the first anniversary of the grant date but does not settle until the date of the director’s termination of service on the Board, except that directors holding common stock and outstanding vested unexercised/unsettled equity awards with a total fair value that is greater than or equal to five times the annual cash retainer may elect to have future grants settle simultaneously with vesting;

•	an additional annual retainer of $25,000 for the Lead Independent Director;
•	an additional annual retainer of $25,000 for the Audit Committee chair, $15,000 for the Compensation Committee chair, and $10,000 for the Nominating & Corporate Governance Committee chair;
•	an additional annual retainer of $10,000 for service on the Audit Committee and $7,500 for service on the other committees;
•

non-employee directors are subject to stock ownership guidelines that require directors to hold common stock and outstanding vested unexercised/unsettled equity awards with a total fair value greater than or equal to five times the annual cash award before any vested restricted stock units may be settled prior to termination of service on the Board; and

•

in addition, pursuant to the Company’s Insider Trading and Prohibition of Hedging and Pledging Policy (available on the “Investor Relations” page at www.becn.com), Company officers, directors, and employees are prohibited from engaging in hedging and pledging shares of Company stock.

Additional fees may be payable if the number of Board or committee meetings exceed 12 or 8, respectively, during a fiscal year. We reimburse members of our Board of Directors for any out-of-pocket expenses they incur in connection with services provided as directors.

Directors who are employees of the Company do not receive compensation for their services as directors.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. We are subject to the Sarbanes-Oxley Act and the Dodd-Frank Act which, among other things, establish, or provide the basis for, a number of corporate governance standards and disclosure requirements. We are following the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Act and SEC rules as they relate to us.

EMPLOYEE CODE OF BUSINESS ETHICS AND CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Conduct, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any other persons performing similar functions. This code of conduct is available on our website at www.becn.com. If we make any substantive amendments to this code of conduct or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We purchase products from Ply Gem Holdings, Inc. and its subsidiaries (collectively, “Ply Gem”), a leading manufacturer of exterior building products for the residential new construction and repair and remodeling end markets in the U.S. and Canada.  Investment funds managed by, or affiliated with, Clayton, Dubilier & Rice, LLC own a majority of the capital stock of Ply Gem.  During the twelve months ending September 30, 2018, Ply Gem invoiced us an aggregate of approximately $100 million. We believe that the terms of the purchases made from Ply Gem were no less favorable to the Company in the aggregate than would otherwise have been obtained from unrelated third parties.  Our relationship with Ply Gem predates the CD&R Investors investment in the Company.

On August 24, 2017, in connection with the execution of a stock purchase agreement with respect to the acquisition of Allied Building Products Corp. (the “Allied Acquisition”), the Company entered into an investment agreement (the “Investment Agreement”) with CD&R Boulder Holdings, L.P. (the “CD&R Stockholder” and, together with its affiliated funds, the “CD&R Investors”) and Clayton, Dubilier & Rice Fund IX, L.P. for the purchase of shares of Series A Cumulative Convertible Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”). On January 2, 2018, in conjunction with the closing of the Allied Acquisition, CD&R Stockholder purchased 400,000 shares of Preferred Stock with an aggregate liquidation preference of $400.0 million, at a purchase price of $1,000 per share. The Preferred Stock is convertible perpetual participating preferred stock of the Company, with an initial conversion price of $41.26 per share, subject to customary anti-dilution adjustments, and accrue dividends at a rate of 6.0% per annum (payable in cash or in-kind), subject to adjustment to 9.0% per annum on the occurrence of certain triggering events.

Subject to certain limitations, the Company has the option to redeem the outstanding Preferred Stock, in whole or in part, for an aggregate redemption price equal to two times the liquidation value of the shares being redeemed. In the event of a change of control of the Company, each holder of the Preferred Stock will have the option to require the Company to purchase all or any portion of its shares at a price per share equal to the liquidation value of such shares.

Holders of the Preferred Stock generally will be entitled to vote with holders of shares of the Company’s common stock on all matters submitted for a shareholder vote (voting together with holders of shares of the Company’s common stock as one class) and will be entitled to a number of votes equal to the number of votes to which shares of the Company’s common stock issuable upon conversion of such Preferred Stock would have been entitled. Additionally, certain matters will require the approval of the holders of a majority of the outstanding Preferred Stock, voting as a separate class. Holders of the Preferred Stock have agreed to cause the Preferred Stock and common stock beneficially owned to be voted at any meeting of shareholders (i) in favor of each director nominated and recommended by the board for election and (ii) against any shareholder nominations for director or other shareholder proposals which are not approved and recommended by the board.

The Investment Agreement provides that the CD&R Investors (i) may designate two directors, for so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing at least 50% of the shares of Preferred Stock initially issued to the CD&R Stockholder at closing, and (ii) may designate one director, for so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing less than 50%, but at least 25%, of such shares so received by the CD&R Stockholder.

For so long as the CD&R Investors hold Preferred Stock (or shares of the Company’s common stock issued upon conversion of the Preferred Stock) representing at least 25% of the shares of the Preferred Stock initially issued to the CD&R Stockholder at closing, the CD&R Investors will have customary preemptive rights to participate in future equity and equity-linked issuances by the Company up to the extent necessary to maintain its pro rata ownership percentage in the Company, subject to customary exceptions.

On January 2, 2018, pursuant to the Investment Agreement, the Company entered into a registration rights agreement with the CD&R Stockholder, pursuant to which the Company agreed to file a resale shelf registration statement for the benefit of the CD&R Stockholder and its permitted transferees (collectively, the “CD&R Stockholders”) promptly upon the expiration of the 18-month post-closing lock-up period, and pursuant to which the CD&R Stockholders may make up to four requests that the Company conduct an underwritten offering of, or register, shares of the Company’s common stock received upon conversion of the Preferred Stock held by the CD&R Stockholders. The CD&R Stockholders also have customary piggyback registration rights and may request that the Company include their registrable securities in certain future registration statements or offerings of common stock by the Company. These registration rights will terminate when the CD&R Stockholders no longer own any registrable securities or Preferred Stock.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS

WITH RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our shareholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and named executives a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, approved by our Board, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been our auditor since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of such firm will (i) attend the 2019 Annual Meeting of Shareholders, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the 2019 Annual Meeting of Shareholders, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested shareholders upon written request to us.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our 2020 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than September 12, 2019. In accordance with our Bylaws, any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no earlier than October 15, 2019 and no later than November 14, 2019, or such proposal will be considered untimely. This notice must contain the information required by our Bylaws.

By Order of the Board of Directors

ROSS D. COOPER, Secretary

Herndon, Virginia

January 10, 2019

PROXY TABULATOR FOR P.O. Box 8016 Cary, NC 27512-9903 Annual Meeting of Beacon Roofing Supply, Inc. to be held on Tuesday, February 12, 2019 for Holders as of December 18, 2018 This proxy is being solicited on behalf of the Board of Directors Please separate carefully at the perforation and return just this portion in the envelope provided. Date: February 12, 2019 Time: 8:00 a.m. CT Place: The Post Oak Hotel at Uptown Houston 1600 West Loop South Houston,TX 77027 Annual Meeting of Beacon roof ing supply , INC. Please make your marks like this: Use dark black pencil or pen only The Board of Directors Recommends a Vote FOR all nominees for director listed in proposal 1 and FOR proposals 2 and 3. 01 Robert R. Buck 02 Paul M. Isabella 03 Carl T. Berquist 04 Barbara G. Fast 05 Richard W. Frost 06 Alan Gershenhorn 07 Philip W. Knisely 08 Robert M. McLaughlin 09 Neil S. Novich 10 Stuart A. Randle 11 Nathan K. Sleeper 12 Douglas L. Young Directors Recommend For For For For For For For For For For For For For Withhold THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 and 3. All votes must be received by 11:59 p.m. ET on February 11, 2019 All votes for 401(k) Plan or Solium Shareworks participants must be received by 11:59 p.m. ET on February 6, 2019 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on February 12, 2019: The Proxy Statement and 2018 Annual Report are available at www.proxydocs.com/BECN. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. OR www.proxypush.com/BECN • Cast your vote online. • View Meeting Documents. • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. 866-859-2136 INTERNET TELEPHONE VOTE BY: Call Go To Beacon Roofing Supply, Inc. 1: Election of twelve members to our Board of Directors to hold office until the 2020 Annual Meeting of Shareholders or until their successors are duly elected and qualified (Proposal No. 1); Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appear hereon. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Authorized Signatures - This section must be completed for your instructions to be executed. 2: To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2019 (Proposal No. 2); For 3: To approve the compensation for our For named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 3); and 4: The transaction of such other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof. For Against Abstain BEACON ROOFING SUPPLY, INC. DTP PDF 4C V12_8_1 7.0* FWPLAN-XAPRN-02 ramem0dc 4-Jan-2019 15:17 EST NYM RR Donnelley ProFile LSW 671450 PC 1 Notice and Proxy Stylized RR Donnelley ProFile

Proxy — Beacon Roofing Supply, Inc. 505 huntmar Park Dr., Suite 300, Herndon, va 20170 Annual Meeting of Shareholders February 12, 2019, 8:00 a.m. CT This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Paul M. Isabella and Joseph M. Nowicki (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at The Post Oak Hotel at Uptown Houston, 1600 West Loop South, Houston, TX 77027, on Tuesday, February 12, 2019 at 8:00 a.m. CT and all adjournments and postponements thereof. The undersigned hereby acknowledges receipt of (i) the Company’s 2018 Annual Report, (ii) the proxy statement and (iii) the Notice of Annual Meeting of Shareholders dated January 10, 2019. This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director listed in proposal 1 and “FOR” proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. This card will also be used to provide voting instructions to the trustee for any shares of common stock held in the Beacon stock fund under the Beacon 401(k) Plan and voting instructions for any shares of common stock held on the Solium Shareworks platform. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card or vote by telephone or Internet. (Continued and to be signed on reverse side) To attend the meeting and vote your shares in person, please mark this box.